Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) of EQT Corporation and subsidiaries for the registration of shares of its common stock and the related Joint Proxy Statement/Prospectus and to the incorporation by reference therein of our report dated February 20, 2024, with respect to the financial statements of Mountain Valley Pipeline, LLC – Series A, included in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

May 31, 2024